Exhibit 10.2

SEVERANCE AGREEMENT

AND

GENERAL RELEASE OF ALL CLAIMS

This Severance Agreement and General Release of all Claims (“Agreement”) is made by and between Stanley Kinsey (hereinafter “EMPLOYEE”), and NTN Communications, Inc. (“EMPLOYER”).

RECITALS

A. EMPLOYEE was employed by EMPLOYER from November, 1997 through July 7, 2006, the date such employment was terminated (the “Effective Date”).

B. From time to time during his employment, EMPLOYER has granted to EMPLOYEE various stock options to purchase shares of EMPLOYER’s common stock (“Common Stock”), which options were issued pursuant to EMPLOYER’S 1995 Stock Option Plan (“1995 Plan”) and 2005 Performance Incentive Plan (“2005 Plan”; the 1995 Plan and the 2005 Plan are sometimes collectively referred to herein as the “Plans”).

C. Since July 1, 2005, the terms of EMPLOYEE’s employment by EMPLOYER has been as set forth in that certain Employment Agreement dated June 28, 2005 by and between EMPLOYEE and EMPLOYER (“Employment Agreement”).

D. Pursuant to the Employment Agreement and the Plans, EMPLOYEE is entitled to payment of certain amounts and certain rights with respect to such stock options following termination of his employment.

E. The parties wish to fully and finally settle all matters between them and, accordingly hereby enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is hereby agreed by and among the parties as follows:

1. PAYMENT

a. Final Wages. On the Effective Date, EMPLOYER agrees to pay EMPLOYEE all normal payroll amounts owing to him through and including that date, plus all accrued and unused vacation pay benefits. In addition, on or before the Effective Date, EMPLOYER agrees to pay EMPLOYEE his share of the 2005 Executive Bonus Pool, which the parties currently estimate to be approximately Five Thousand to Fifteen Thousand Dollars. In the event the Board does not approve the entire bonus payment, EMPLOYEE shall be entitled to receive a pro rata portion of any bonus paid to the senior management team at a ratio equal to the plan’s original percentages. In addition, at any time and from time to time following the Effective Date, in order to validate the calculations relating to his share of the 2005 Executive Bonus Pool, EMPLOYEE will have the right to audit EMPLOYER’S internal financial reports, at EMPLOYEE’S sole expense, provided EMPLOYEE provides reasonable advance notice and any such audit will be conducted at EMPLOYER’S place of business and during normal business hours.

b. Severance Wages. EMPLOYER agrees to pay EMPLOYEE the following as severance wages:

(1) The total sum of Three Hundred Ninety Four Thousand Dollars ($394,000.00); such payment will be made in accordance with EMPLOYER’s normal payroll practices (less payroll withholdings for taxes and other amounts in accordance with federal and state law) payable in 26 equal biweekly increments of $15,153.85 each, commencing on the first pay date immediately subsequent to the eighth (8th) day after EMPLOYEE’S execution of this Agreement with the first payment retroactive to the Effective Date, and continuing each consecutive pay date until such sum is paid in full.

c. Other Severance Benefits. In addition to the foregoing, and the benefits described in subpart d. below, EMPLOYER shall pay, at its sole expense and at no cost to EMPLOYEE, and continue each of the following benefits in full force and effect for the twelve (12) month period immediately following the Effective Date:

(1) COBRA medical and dental premiums for EMPLOYEE and dependent coverage;

(2) Major medical insurance premiums with an annual cumulative deductible amount of no more than $500 for EMPLOYEE, his wife, if any, and those or his children who qualify as his dependents under Section 152 of the Internal Revenue code of 1954, and

(3) Term life insurance on EMPLOYEE’s life, payable to his designated beneficiary, in the amount of $1,000,000, and, in the event of accidental death or dismemberment, in the amount of $2,000,000; the premium relating to such coverage shall not exceed $4,000 per year.

d. Stock Options. Further, EMPLOYER hereby certifies as being granted to, fully vested in and exercisable by, EMPLOYEE, with Exercise Periods following EMPLOYEE’s termination of employment for each as noted below, the stock option grants to purchase shares of EMPLOYER’s common stock (“Common Stock”) set forth in Table 1.A. below, which grants were made pursuant to the Plans:

Table 1. A.

Grant	# Options	Granted	Price	Expire	Exercise Period
A	100,000	11/03/97	1.8750	11/02/07	2 years
B	650,000	10/07/98	0.6250	10/06/08	3 years
C	650,000	10/07/98	1.0000	10/06/08	3 years
D	500,000	10/07/99	0.9800	10/06/09	3 years
E	350,000	01/26/01	0.8750	01/25/11	3 years
F	100,000	10/07/02	0.7500	10/05/12	3 years
G	400,000	02/18/03	1.1000	02/17/13	3 years
H	300,000	08/16/04	1.8600	08/15/14	3 years
I	250,000	06/28/05	1.8800	06/27/15	3 years
	#DSUs
	50,000	09/30/04	—	09/29/14

The following terms shall apply to such stock options in addition to the terms set forth in the Plans and the documents delivered pursuant thereto:

(1) Accelerated Vesting. EMPLOYEE shall be entitled to accelerated vesting in full of Stock Option Grant I, as set forth in Table 1.A. above.

(2) Cashless Exercise. In accordance with the authority vested in the Compensation Committee of the Board as Administrator of the Company’s stock option plans, the EMPLOYEE is granted both (a) the use of a cashless exercise program for any and all options , and (b) the use of Common Stock, acquired through DSU’s or the cashless exercise of stock options, to pay to the Company any required withholding taxes that the Company is required to withhold.

Several forms of cashless exercise are allowed by the Plans with approval of the Administrator: accordingly, EMPLOYER hereby grants EMPLOYEE the right to use any form of cashless exercise permitted under applicable law that generally follows the economic model in the following example:

In lieu of EMPLOYEE making a cash payment for any Common Stock he may purchase upon exercise of any of the above Options, EMPLOYEE may, in his sole discretion, elect to convert all or any portion of any of such Options to shares of Common Stock of EMPLOYER by the surrender of the particular Option or portion thereof in accordance with the provisions of the Plans, in exchange for a number of shares of Common Stock EMPLOYER determined in accordance with the following formula:

X = Y times (A minus B)

                              A

where X = the number of shares of Common Stock of EMPLOYER to be issued to EMPLOYEE pursuant to this Section 1

Y = the number of shares of Common Stock of EMPLOYER that could be acquired upon a cash exercise of the portion of the Option being surrendered (as adjusted to the date of calculation)

A = the closing sale price of one share of Common Stock of EMPLOYER as of the end of the day immediately preceding the date of exercise

B = the then exercise price of one share of Common Stock per the above TABLE1.A.

For example, if the EMPLOYEE requests to exercise 100,000 options with an exercise price of $1.00 and a closing sale price on the day immediately preceding the date of exercise of $2.00, then the EMPLOYER would deliver to the EMPLOYEE 50,000 registered shares of Common Stock upon the surrender of the 100,000 stock options.

In addition, EMPLOYEE may also elect to have EMPLOYER withhold from the number of shares of Common Stock that would otherwise be delivered to the EMPLOYEE by the EMPLOYER on exercise of the option, a number of shares of Common Stock equal in value to the aggregate withholding taxes applicable to such exercise.

By entering into this Agreement, EMPLOYER agrees that neither it, the Plan Committee nor the Plan Administrator may modify or terminate the terms of EMPLOYEE’S cashless exercise, or other rights with respect to the stock options set forth herein, unless expressly required to do so by applicable law.

(3) Company Responsiveness to Option Exercise Request. As long as EMPLOYEE’S broker initiates an exercise request according to electronic DWAC system requirements, the EMPLOYER will act on such request as if signed by the EMPLOYEE and electronically deliver to the EMPLOYEE the required number of shares of Common Stock of the Company, either by standard exercise or cashless exercise, as the case may be, within 24 hours of each such request.

(4) Transferability of Options. Without limiting the applicability of any other provisions under the Plans, EMPLOYER confirms EMPLOYEE’S right to transfer the options, in the manner permitted under Section 2.4 of the 1995 Plan.

e. Outplacement Services. EMPLOYEE to receive $5,000 for reimbursement of standard senior executive outplacement service package or fees incurred in termination discussions.

2 GENERAL RELEASE.

a. Release. In exchange for the foregoing consideration, EMPLOYEE and his heirs, assigns, executors, successors and each of them, hereby unconditionally, irrevocably and absolutely release and discharge EMPLOYER and all of their agents, brokers, attorneys, insurers, trustees, employees, officers, directors, partners, shareholders, representatives, predecessors-in-interest, successors-in-interest and all related, subsidiary or affiliated persons or entities (however described), (collectively, “Released Parties”) from any and all claims related in any way to the transactions, affairs or occurrences between them up to the date of this Agreement including, but not limited to, all losses, liabilities, claims (for example: unpaid wages, benefits, vacation pay), charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with the facts or circumstances arising from or out of his employment with EMPLOYER.

EMPLOYER will, and hereby does, forever release and discharge EMPLOYEE from any and all causes of action, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of every kind and character, or any other matter or event occurring, or to occur, including attorneys’ fees and costs, whether or not previously brought before any state or federal court or before any state or federal or any other governmental agency.

EMPLOYEE SPECIFICALLY AGREES AND ACKNOWLEDGES HE IS WAIVING ANY RIGHT TO RECOVERY AGAINST EMPLOYER BASED ON STATE OF FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, SEXUAL ORIENTATION, VETERAN’S STATUS, DISABILITY, PHYSICAL HANDICAP, MENTAL CONDITION, MEDICAL CONDITION, MENTAL HANDICAP OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT AND TITLE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, ALL AS AMENDED, WHETHER SUCH CLAIM IS BASED UPON ANY ACTION FILED BY EMPLOYEE OR BY A GOVERNMENTAL AGENCY.

b. Legal Counsel; Additional Facts. EMPLOYEE declares and represents that he is executing this Agreement with the opportunity to obtain full advice from legal counsel. EMPLOYEE further acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believes to be true with respect to the claims released in this Agreement, and agrees, nonetheless, that this Agreement and the release contained in it shall be and shall remain effective in all aspects, notwithstanding such different or additional facts, or the discovery of them.

c. Known and Unknown Claims. EMPLOYEE acknowledges that he is aware of and is familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.”

EMPLOYEE does, after opportunity to obtain independent advice of counsel, hereby waive and relinquish all rights and benefits he may have under Section 1542 of the California Civil Code, or the law of any other state or jurisdiction, or common law principle, to the same or similar effect.

d. Agreement Not to Sue. EMPLOYEE irrevocably and absolutely agrees that he will neither prosecute nor allow to be prosecuted on his behalf, in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matter released in Section 2.a. above, it being the intention of all parties that with the execution of this Agreement, EMPLOYER and alt Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of EMPLOYEE related in any way to his employment with EMPLOYER or otherwise up to and including the date of this Agreement.

3. TWENTY-ONE DAY WAITING PERIOD. EMPLOYEE understands that he has been given a period of 21 days to review and consider this Agreement before signing it. EMPLOYEE further understands that he may use as much of this 21-day period as he wishes prior to signing it.

4. REVOCATION. EMPLOYEE may revoke this Agreement within seven days of signing it. Revocation can be made by delivering a written notice of revocation to Gary Arlen, Chairman of the Compensation Committee of the Board of Directors, NTN Buzztime, Inc., 5966 La Place Court, Carlsbad, California 92008. For this revocation to be effective, written notice must be received by no later than the close of business on the seventh day after he signs this Agreement. If EMPLOYEE revokes this Agreement, it shall not be effective or enforceable and EMPLOYEE will not receive the benefits described in Section I other than those to which he is otherwise contractually entitled. If EMPLOYEE does not revoke this Agreement, its effective date shall be the eighth day after the date of his signature.

5. FUTURE COMMUNICATIONS. The terms and conditions of this Agreement shall remain confidential between the parties hereto, and the parties agree not to disclose any information concerning the fact, the amount, terms or conditions of this Agreement to any third party. Nothing contained in this Agreement, however, shall be construed to prevent the parties from disclosing the terms hereof to individuals or agencies to whom disclosure is required to fulfill the terms of this Agreement including his or its attorneys or accountants or as otherwise required by law. In addition, nothing herein shall preclude either party from complying with any legal process that can compel a disclosure of all terms of this Agreement or from discussing the Agreement with his or its attorney, accountant or his immediate family, as long as such party clearly advises any such individual that all information regarding the terms of the Agreement is disclosed in strict confidence and must not be repeated or disclosed to others.

Notwithstanding the foregoing, EMPLOYEE agrees that EMPLOYER, and any of its officers, directors, employees and agents, shall be permitted to make any public or private, written or oral communication, which shall state, in principle, as follows:

a) If made regarding EMPLOYEE’S separation from the Company:

“EMPLOYEE notified the Board of Directors in December 2005 that he would not renew his employment contract and urged the Board to seek a successor to replace him. A new CEO was put in place about three months after his notification.”

b) If made regarding any question pertaining to whether the EMPLOYEE was terminated by the Company:

“EMPLOYEE was not terminated by the Company. Employee notified the Board of Directors in December 2005 that he would not renew his employment contract and urged the Board to seek a successor to replace him. A new CEO was put in place about three months after his notification.”

If EMPLOYEE violates the provisions of this Section 5, EMPLOYEE’S right to exercise any of the stock options accelerated in accordance with Section 1 hereof remaining unexercised at the time of such violation shall expire.

If EMPLOYER, or any of its officers, directors, employees or agents, violates the provisions of this Section 5 including, without limitation, if any such person makes any communication not substantially the same as the responses presented above, which communication is made to any third party including, without limitation, the press or media, in any investor presentation, or in any written press release or presentation, EMPLOYER agrees that it has violated this confidentiality provision and EMPLOYER hereby acknowledges that damages have been incurred by the EMPLOYEE as a result of this, the exact amount of such damages shall be subject to proof at the time of trial. Without limiting the generality of Section 7.d. hereof relating to the award of attorneys fees and costs, the parties agree that the provisions of that section shall be applicable to any action for breach of this Section 5.

6. COMPANY PROPERTY. EMPLOYER also transferred all right, title and interest in the following Company property to EMPLOYEE effective upon termination of employment:

EMPLOYEE contacts in Outlook;

Treo 650 cellular telephone; and

HP TC1100 tablet PC.

EMPLOYEE is to receive the full cooperation of EMPLOYER in transferring contact names, historic calendar information and task list information, and forwarding personal e-mail, to his personal desktop system within 30 days following the Effective Date. EMPLOYER will allow EMPLOYEE to send and e-mail notification to all of his

Microsoft Outlook® contacts informing them of EMPLOYEE’S new e-mail address for future correspondence. EMPLOYER will also designate an executive assistant to scan any e-mails addressed to EMPLOYEE’S e-mail account at EMPLOYER during the six (6) month period following the Effective Date, and promptly forward any and all personal e-mails to such e-mail address as EMPLOYEE may designate during that period.

7. GENERAL PROVISIONS.

a. Binding Effect. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors, assigns, heirs, administrators and executors of the parties hereto.

b. Freely Entering Agreement. EMPLOYEE is fully competent as of the date hereof, and this Agreement has been freely executed and entered into by EMPLOYEE without duress or any imbalance in bargaining position, and in determining to execute and enter into this Agreement, EMPLOYEE has relied, among other things, on the opportunity to obtain advice of independent legal counsel of his own selection.

c. Full Opportunity to Review. This Agreement has been reviewed by the parties hereto and their respective attorneys, and the parties have had a full opportunity to negotiate the contents hereof. The parties hereto expressly waive any common law or statutory rule of construction that ambiguity shall be construed against the drafter of this Agreement, and acknowledge that for purposes of any such rule all parties contributed equally to the drafting of this Agreement.

d. Prevailing Party. In any action at law or equity between the parties seeking enforcement of any of the terms and provisions of this Agreement, the prevailing party in such action shall be awarded, in addition to damages or other relief, its reasonable costs and expenses, including, but not limited to, taxable costs and reasonable attorneys’ fees. Such recovery shall also include out-of-pocket expenses and attorneys fees on appeal, if any. The court shall determine the prevailing party, unless the parties can resolve the matters between themselves.

e. No Waiver. No waiver by any party hereto of any breach of this Agreement by any other party shall operate or be construed as a waiver of any other or subsequent breach. No waiver by any party hereto of any breach of this Agreement by any other party hereto shall be effective unless it is in writing and signed by the party claimed to have waived such breach.

f. Amendment. This Agreement (and provisions) may be amended only by a written instrument executed by all parties hereto.

g. Further Assurances. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

h. Entire Agreement. It is agreed that, except as otherwise provided herein, there are no collateral agreements or representations, written or oral, that are not contained in this Agreement. Rather, this Agreement is intended by all parties to be fully integrated and contains the entire agreement between the parties.

i. Severability. Should it be determined by a court that any term of this Agreement is unenforceable, that term shall be deemed to be deleted. However, the validity and enforceability of the remaining terms shall not be affected by the deletion of the unenforceable term.

j. Applicable Law/Venue. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the State of California. The parties further agree that if any party hereto commences litigation to enforce or interpret his/its rights hereunder, such litigation shall take place only in an appropriate court in San Diego County, and not elsewhere. To effectuate this provision, each party hereby consents to the jurisdiction of the California courts located in the county of San Diego.

k. Counterparts. This Agreement may be executed in counterparts and when signed by all parties hereto shall constitute one single document.

The parties to this Agreement, with the benefit of representation and advice of counsel, have read the foregoing Agreement, and fully understand each and every provision contained herein.

WHEREFORE, the parties have executed this Agreement on the dates shown below.

/s/ STANLEY B. KINSEY
STANLEY B. KINSEY

NTN BUZZTIME, INC.

By:	/s/ Gary Arlen
Gary Arlen

By:	/s/ Barry Bergsman
Barry Bergsman